AMENDMENT NO. 1 TO SUBADVISORY AGREEMENT


       This AMENDMENT NO. 1 TO SUBADVISORY
AGREEMENT (the "Amendment") is effective as of January 19,
2007 by and between AIG SUNAMERICA ASSET
MANAGEMENT CORP., a Delaware corporation (the
"Adviser"), and WESTERN ASSET MANAGEMENT
COMPANY, a California corporation (the "Subadviser").

WITNESSETH:

       WHEREAS, the Adviser and Seasons Series Trust, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

       WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated December 1, 2006, with respect to the Trust; and

       WHEREAS, the parties wish to amend the Subadvisory
Agreement as set forth below; and

       NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Section 2(a) of the Subadvisory Agreement is
amended to delete the underlined portion of the following sentence contained therein:

In accordance with Section 11(a) of the 1934 Act and Rule
11a2-2(T) thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e-1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, as broker-dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Portfolio, provided, however, that for each Portfolio the average annual percentage of portfolio transactions which are engaged in with the Subadviser's affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, may not exceed 25% of the Portfolio's total transactions in securities and other investments during the Trust's fiscal year.

2.	Counterparts.	This Amendment may be
executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.	Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

       IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.

AIG SUNAMERICA ASSET MANAGEMENT
CORP.
WESTERN ASSET MANAGEMENT
COMPANY-


By: /s/ PETER A. HARBECK
Name:	Peter A. Harbeck
Title:	President and Chief Executive Officer
By: /s/ JAMES G. HAYES
Name:  James G. Hayes
Title:    Head of Client Service and
Marketing Support